Exhibit 10.8

FIRST AMENDMENT
TO
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
The Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan, (the “Plan”) is hereby amended by the Board of Directors of Citrix Systems, Inc. (the “Company”) as follows:
1.Section 2(c) of the Plan is hereby deleted and replaced as follows:

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Committee, in its discretion, may delegate to the Chief Executive Officer, Chief Financial Officer, or Chief People Officer of the Company all or part of the Committee’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Committee shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.
All other terms and conditions of the Plan shall be unchanged and remain in full force and effect.
ADOPTED BY BOARD OF DIRECTORS:        March 7, 2018